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                                                                    Exhibit 99.1

CONTACTS:
Media:        Judy Corman (212) 343-6833
Investors:    Ray Marchuk (212) 343-6741


        SCHOLASTIC ANNOUNCES FISCAL 2003 RESULTS AND FISCAL 2004 OUTLOOK

NEW YORK, JULY 15, 2003 - Scholastic Corporation (NASDAQ: SCHL) today announced its financial results for the fourth quarter and fiscal year ended May 31, 2003.

For the quarter, revenue increased 3% to $557.4 million as compared to $541.0 million, and net income declined 45% to $28.7 million, or $0.72 per diluted share, as compared to $52.1 million, or $1.28 per diluted share, in the year-ago period. For the year, revenue increased 2% to $1,958.3 million as compared to $1,917.0 million, and net income declined 37% to $58.6 million, or $1.46 per diluted share, as compared to $93.5 million, or $2.38 per diluted share, last year. Fiscal 2003 results included a fourth quarter special charge of $0.18 per diluted share net of tax for severance costs related to the workforce reduction announced in May, while Fiscal 2002 included a charge of $0.13 per diluted share net of tax from the cumulative effect of a change in accounting. Fiscal 2003 profit declined principally as a result of decreased revenue from high-margin trade sales and the severance charge.

Richard Robinson, Chairman, President, and CEO, said, "Fiscal 2003 was a very difficult year. Our disappointing results primarily reflect a poor bookselling market during the winter and spring combined with operating issues which we have taken steps to correct in Fiscal 2004. We are committed to improving profitability and cash flow from operations based on our strategic plan for Fiscal 2004."

In Fiscal 2004, Mr. Robinson said that Scholastic expects the following:

1. TRADE should benefit from the record sales of HARRY POTTER AND THE ORDER OF THE PHOENIX, as well as a strong list of new Scholastic titles, including two CAPTAIN UNDERPANTS books and a new novel, INK HEART, by best selling writer Cornelia Funke.

2. SCHOOL BOOK CLUBS should benefit from improved teacher incentives and stronger student selections and SCHOOL BOOK FAIRS plan to increase revenue per fair.

3. OPERATING MARGIN should reflect cost savings of more than $40 million (including more than $15 million in lower expenses from the recent workforce reduction) which will mitigate continued cost pressures on health and general insurance.

4. CASH FLOW should benefit from improved operating results and a reduction of planned capital expenditures by $25 million.

"Our Fiscal 2004 expectations include revenue growth in the range of 7% to 12% and earnings per diluted share in the $1.95 to $2.35 range," Mr. Robinson said.


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                                   PAGE 1 OF 3

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FISCAL 2003 VS. 2002 SEGMENT ANALYSIS

Scholastic has reclassified operating results associated with Scholastic.com for Fiscal 2003 and prior periods to the Children's Book Publishing and Distribution segment and, to a lesser degree, the Educational Publishing segment. These results were previously included in the Media, Licensing and Advertising segment. This reclassification is due to Scholastic.com moving from a developmental to an operational phase during Fiscal 2003.

CHILDREN'S BOOK PUBLISHING AND DISTRIBUTION. Segment revenue increased 2% in Fiscal 2003 to $1,190 million, with profit down 23% to $137 million (including $2 million in severance costs), equivalent to 12% of revenue, as compared to $178 million, equivalent to 15% of revenue, last year. School Book Club revenue declined 2% over the prior year, reflecting lower orders. School Book Fair revenue increased 5% over the prior year, reflecting an increase in the number of fairs held and a modest decline in revenue per fair. Continuities revenue increased 7% over the prior year as a result of the turnaround in School-based Continuities and $12 million in incremental revenue from Baby's First Book Club (acquired in the fourth quarter of Fiscal 2002). Trade revenue declined 3% over the prior year as backlist sales of HARRY POTTER(R) declined approximately $33 million and Klutz (acquired in the fourth quarter of Fiscal 2002) added $31 million in incremental revenue.

EDUCATIONAL PUBLISHING. Segment revenue increased 3% in Fiscal 2003 to $326 million, with profit of $42 million (including $2 million in severance costs), equivalent to 13% of revenue, as compared to $44 million, equivalent to 14% of revenue, last year. Fiscal 2003 segment revenue reflected a $23 million increase from READ 180(R) to $37 million and $11 million in incremental revenues from Teacher's Friend (acquired in the fourth quarter of Fiscal 2002) and Tom Snyder Productions (acquired in the third quarter of Fiscal 2002). These increases were largely offset by a $17 million decline in revenue from SCHOLASTIC LITERACY PLACE(R), which in Fiscal 2001 the Company decided not to update, and an 11% decline in revenue from Library Publishing.

INTERNATIONAL. Segment revenue increased 6% in Fiscal 2003 to $319 million, with profit of $19 million (including $4 million in severance costs), equivalent to 6% of revenue, as compared to $25 million, equivalent to 8% of revenue, last year. Revenue growth was due primarily to favorable currency exchange rates. The profit decline was due primarily to severance costs.

MEDIA, LICENSING, AND ADVERTISING. Segment revenue declined 5% in Fiscal 2003 to $124 million, resulting in a loss of $5 million (including $1 million in severance costs) as compared to break-even last year. Fiscal 2003 segment results reflected lower software and advertising revenue. During the year, Scholastic Entertainment completed production of the first season of the I SPY(TM) TV series for HBO Family and the initial episodes of the CLIFFORD PUPPY DAYS TV series for PBS, and began production of an animated CLIFFORD THE BIG RED DOG(TM) feature film for Warner Brothers.

RECENT ACQUISITION

On July 2, 2003, Scholastic completed the acquisition of certain assets of Troll Holdings, Inc. for $4.0 million in cash and the assumption of certain ordinary course liabilities.

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                                   PAGE 2 OF 3

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ANNUAL INVESTOR PRESENTATION

The Company will discuss this news release at its Annual Investor Presentation tomorrow (July 16, 2003) at 8:15 a.m. Eastern. To listen and ask questions, dial 888-338-6461 or 973-935-8510 (passcode "SCHOLASTIC", meeting leader "Richard Robinson"). To view accompanying slides, go to orion.calleci.com/servlet/estreamgetevent?id=2390&folder=messagebank or the
Investor Relations section of Scholastic.com at www.scholastic.com/aboutscholastic/investor/index.htm. Following the presentation, the slides will be available on the Investor Relations section of Scholastic.com and an audio replay will be available starting 11:00 a.m. at 877-519-4471, PIN number 4005386.

ABOUT SCHOLASTIC

Scholastic is the world's largest publisher and distributor of children's books. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, textbooks, magazines, technology-based products, teacher materials, television programming, videos and toys. The Company distributes its products and services through a variety of channels, including: proprietary school-based book clubs, school-based book fairs, and school based and direct-to-home continuity programs; retail stores, schools, libraries, and television networks; and the Company's Internet site, www.scholastic.com.

FORWARD-LOOKING STATEMENTS

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

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                                   PAGE 3 OF 3

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                             SCHOLASTIC CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
           FOR THE THREE AND TWELVE MONTHS ENDED MAY 31, 2003 AND 2002
                   (AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)

                                                          THREE MONTHS ENDED                         TWELVE MONTHS ENDED
                                               -----------------------------------------     --------------------------------------
                                               05/31/03     05/31/02        VARIANCE         05/31/03   05/31/02        VARIANCE
                                               --------     --------    ----------------     --------   --------   ----------------
Revenue (1)
  Children's Book Publishing & Distribution     $ 341.9     $ 331.7     $  10.2       3%     $1,189.9   $1,168.6   $  21.3       2%
  Educational Publishing                           95.8        90.0         5.8       6%        325.9      316.9       9.0       3%
  International                                    88.5        86.8         1.7       2%        319.0      301.7      17.3       6%
  Media, Licensing & Advertising                   31.2        32.5        (1.3)     -4%        123.5      129.8      (6.3)     -5%
                                                -------------------     -------              -------------------   -------
Total revenue                                     557.4       541.0        16.4       3%      1,958.3    1,917.0      41.3       2%

Costs and expenses                                493.0       450.3       (42.7)     -9%      1,826.8    1,729.1     (97.7)     -6%
Special severance charge (2)                       10.9         0.0       (10.9)      +          10.9        0.0     (10.9)      +
Litigation & other charges (3)                      0.0         1.2         1.2       +           1.9        1.2      (0.7)      +
                                                -------------------     -------              -------------------   -------
Operating income                                   53.5        89.5       (36.0)    -40%        118.7      186.7     (68.0)    -36%

Other income/(expense)(4)                           0.0        (2.0)        2.0     100%          2.9       (2.0)      4.9       +

Net interest expense                                8.2         7.1        (1.1)    -14%         31.5       31.4      (0.1)      0%
                                                -------------------     -------              -------------------   -------
Income before taxes                                45.3        80.4       (35.1)    -44%         90.1      153.3     (63.2)    -41%
Tax provision                                      16.6        28.3        11.7      41%         31.5       54.6      23.1      42%
                                                -------------------     -------              -------------------   -------

Income before accounting change                    28.7        52.1       (23.4)    -45%         58.6       98.7     (40.1)    -41%
Cumulative effect of change in accounting
  principle (net of tax) (5)                         --          --          --       +            --       (5.2)      5.2     100%
                                                -------------------     -------              -------------------   -------
Net income                                      $  28.7     $  52.1     $ (23.4)    -45%     $   58.6   $   93.5   $ (34.9)    -37%
                                                ===================     =======              ===================   =======
Weighted average shares outstanding:
  Basic                                            39.2        39.0                              39.2       36.7
  Diluted                                          39.7        40.7                              40.1       40.1
Net income per share:
  Basic                                         $  0.73     $  1.33     $ (0.60)    -45%     $   1.50   $   2.55   $ (1.05)   -41%
  Diluted                                       $  0.72     $  1.28     $ (0.56)    -44%     $   1.46   $   2.38   $ (0.92)   -39%


(1) The revenues reflect a reclassification of Scholastic.com results for fiscal 2003 and prior periods to Children's Book Publishing & Distribution and Educational Publishing from Media, Licensing & Advertising.

(2) The fourth quarter of FY03 includes a special charge of $10.9 pre-tax or $0.18 per diluted share after-tax for severance costs related to a workforce reduction.

(3) The results for fiscal 2003 include a charge of $1.9 pre-tax or $0.03 per diluted share after-tax to settle a securities lawsuit from 1997 recorded in the first quarter. The results for fiscal 2002 include a fourth quarter $1.2 pre-tax or $0.02 per diluted share after-tax resulting from an unrelated lawsuit settlement.

(4) The results for fiscal 2003 include a pre-tax gain on sale of an equity investment of $2.9 or $0.05 per diluted share after-tax recorded in the third quarter. The fiscal 2002 results include a write-off of an equity investment of $2.0 pre-tax or $0.03 diluted share after-tax in the fourth quarter.

(5) The results for fiscal 2002 include a first quarter charge for the cumulative effect of change in accounting principle (net of tax) of $5.2 or $0.13 per diluted share after tax.

+    Percent change not meaningful.

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FORWARD LOOKING STATEMENTS

     This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties including the conditions of the children's book and instructional material markets and acceptance of the Company's products within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.
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